UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 5, 2014

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2014, the Compensation Committee of the Board of Directors (the “Board”) of Advanced Micro Devices, Inc. (the “Company”) approved the following annual cash performance bonuses under the Company’s Executive Incentive Plan (the “Plan”) for the Company’s Named Executive Officers (as defined in the Company’s Proxy Statement for the Annual Meeting of Stockholders held on May 16, 2013), other than the Company’s Chief Executive Officer, as follows:

Executive Officers	Annual Cash Performance Bonuses
Devinder Kumar, Senior Vice President and Chief Financial Officer	$235,000
John R. Byrne, Senior Vice President and Chief Sales Officer	$213,850
Mark D. Papermaster, Chief Technology Officer and Senior Vice President – Technology and Engineering	$258,500
Lisa T. Su, Senior Vice President and General Manager, Global Business Units	$270,250

On February 6, 2014, the Board approved the following annual cash performance bonus under the Plan for the Company’s Chief Executive Officer:

Rory P. Read, President and Chief Executive Officer	$705,000

Pursuant to the Plan, the annual cash performance bonuses were based on the Company’s performance during the 2013 fiscal year (i.e., December 30, 2012 to December 28, 2013) as evaluated against the following pre-established Company-wide financial measures: revenue, adjusted non-GAAP free cash flow and adjusted non-GAAP net income. The funding and payment of any annual cash performance bonuses under the Plan for fiscal 2013 was contingent upon the Company having a cash balance (i.e., cash, cash equivalents and marketable securities, including long-term marketable securities) of at least $700 million on the last day of each quarter of fiscal 2013. The Company exceeded this cash balance on the last day of each quarter of fiscal 2013. These bonus awards will be paid in March 2014.

The Company intends to provide additional information regarding the 2013 annual cash performance bonuses in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders of the Company, which is expected to be filed with the Securities and Exchange Commission in March 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2014	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Harry A. Wolin
	Name:	Harry A. Wolin
	Title:	Senior Vice President, General Counsel and Secretary